UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On March 1, 2016, Brooks Automation, Inc. (“Brooks” or the “Company”) committed to a restructuring plan to streamline business operations as part of a company-wide initiative to improve profitability and competitiveness. The restructuring plan is expected to yield approximately $15 million in annualized pre-tax savings. The plan primarily includes the elimination of positions across the Company, including certain senior management positions.
Brooks expects to incur approximately $7 million in cash charges related to the workforce reductions, a majority of which will be recognized in the second quarter of fiscal year 2016. The charges consist primarily of severance and other one-time termination benefits. The Company currently expects to substantially complete the restructuring plan prior to the end of the third quarter of fiscal 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     In connection with the restructuring described in Item 2.05 above, and as a result of the Company’s streamlined and simplified operations, the Company will eliminate the position of President and Chief Operating Officer held by Mark D. Morelli. The Company and Mr. Morelli have agreed that his employment will terminate effective March 31, 2016.
(e)    In connection with his departure, the Company will provide Mr. Morelli with the severance and other benefits to which he is entitled pursuant to the terms of his previously filed offer letter, as amended. In addition, the Company has agreed to provide Mr. Morelli the following: (i) payment of a pro rata portion of his annual cash bonus for fiscal year 2016; and (ii) vesting of 88,813 restricted stock units that were scheduled to vest in November 2016, or the cash equivalent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: March 7, 2016	Jason W. Joseph Vice President, General Counsel and Secretary